Exhibit 15.1

[Letterhead of Conyers Dill & Pearman (Cayman) Limited]

26 April, 2012

Matter No.: 876664

Doc Ref: 1230330.1

Tel: 852 2842 9511/2842 9554

David.Lamb@conyersdill.com

Rowan.Wu@conyersdill.com

VanceInfo Technologies Inc.

3/F, Building 8

Zhongguancun Software Park

Haidian District

Beijing, PRC 100193

Dear Sirs,

Re: VanceInfo Technologies Inc. 文思信息技术有限公司

We consent to the reference to our firm under the headings “Item 10.E - Additional Information - Taxation” in VanceInfo Technologies Inc.’s Annual Report on Form 20-F for the year ended December 31, 2011 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2012. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited

Conyers Dill & Pearman (Cayman) Limited